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                                                                   Exhibit (p.1)

                         MEMBERS CAPITAL ADVISORS, INC.,
                          MEMBERS MUTUAL FUNDS, AND THE
                               ULTRA SERIES FUNDS
                 CODE OF ETHICS AND STATEMENT ON INSIDER TRADING
                      AMENDED AND RESTATED AUGUST 21, 2008

I.   DEFINITIONS

     A.   MCA. The term "MCA" shall mean MEMBERS Capital Advisors, Inc.

     B. TRUST. The term "Trust" shall mean MEMBERS Mutual Funds and Ultra Series Fund, including any series of shares of beneficial interest of the Trust (each, a "Fund").

     C. CUNA MUTUAL GROUP. The term CUNA Mutual Group means CUNA Mutual Insurance Society, and its affiliates.

     D. EMPLOYEE. The term "Employee" shall include any MCA personnel, all officers and directors of MCA and all officers of a Trust.

     E. ACCESS PERSON. The term "Access Person" shall have the meaning set forth in Section 17j-1(a)(1) of the Investment Company Act of 1940 and rules thereunder (the "Act") and Section 204A-1(e)(1) of the Investment Advisers Act of 1940 (the "Advisers Act"). Accordingly, Access Person means any director/trustee, officer, general partner, or Advisory Person (as defined below) of the Fund or MCA.

     F. ADVISORY PERSON. The term "Advisory Person" shall have the meaning set forth in Section 17j-1(a)(2) of the Act. Accordingly, Advisory Person means any Employee, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities (as defined below) by a Client (as defined below), or whose functions relate to the making of any recommendations with respect to purchases and sales.

     G. INDEPENDENT TRUSTEE. The term "Independent Trustee" means a Fund trustee who is not affiliated with MCA, is not an officer of the Trust or five percent shareholder of any Fund, and is not otherwise an "interested person" of the Trust as defined in the Section 2(a)(19) of the Act or the rules thereunder.

     H. PERSONS SUBJECT TO THIS CODE. Each Employee is subject to this Code. In addition, the Chief Compliance Officer shall identify other persons employed by CUNA Mutual Group that may as a part of his or her regular functions or duties be defined as an Access Person or an Advisory Person. Such persons will be notified by the Chief Compliance Officer of their obligations and duties under this Code.


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     I.   COVERED SECURITY. The term "Covered Security" shall have the meaning set forth in Section 2(a)(36) of the Act(1), including any right to acquire such security, except that it shall not include securities which are direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), and shares issued by open-end investment companies other than Reportable Funds (defined below). The term shall include, however, Exchange Traded Funds ("ETFs"), whether structured as open-end investment companies or unit investment trusts.

     J. REPORTABLE FUND. The term "Reportable Fund" shall have the meaning set forth in Section 204A-1(e)(9) of the Advisers Act. Reportable Fund means any investment company registered under the Act that is advised or sub-advised or distributed by MCA or any affiliated company(2). Reportable Funds include, for example, interests in the MEMBERS Mutual Funds and Ultra Series Funds acquired through retirement plans or variable annuities.

     K. LIMITED OFFERING. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505, or 506 under such Act. Limited Offerings are also known as private placements and may include interests in real estate or oil and gas limited partnership interests.

     L. AUTOMATIC INVESTMENT PLAN. The term "automatic investment plan" means a program in which regular periodic purchases or withdrawals are made automatically in, or from, investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

     M. BENEFICIAL INTEREST OR OWNERSHIP. The term "beneficial interest or ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended, ("Exchange Act") in determining whether a person is subject to the provisions of Section 16 of the Exchange Act and rules thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. Each person will be assumed to have a pecuniary interest, and therefore, beneficial interest or ownership, in all securities held by that person, that person's spouse, all members of that person's immediate family

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(1)  Under Sec. 2(a)(36), "security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

(2) Reportable Funds that are money market funds are not subject to the Code's reporting requirements or holding periods (see Section II.E - Procedures to Implement Trading Restrictions and Reporting Obligations).


                                       -2-

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          and adults sharing the same household with that person (other than mere roommates) and all minor children of that person and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership, such as trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner, corporations in which they are a controlling shareholder or any other similar arrangement. Any questions about whether an interest in a security or an account constitutes beneficial interest or ownership should be directed to CUNA Mutual Group's Office of General Counsel or Chief Compliance Officer. Examples of beneficial interest or ownership are attached as Appendix A.

     N. CLIENT. The term "Client" shall mean any client of MCA, including any Fund.

     O. CHIEF COMPLIANCE OFFICER. The Chief Compliance Officer is the designated Chief Compliance Officer under Rule 38a-1 of the Act and Rule 206(4)-7 under the Advisers Act, as applicable.

     P. INVESTMENT PERSONNEL. Investment Personnel is defined in Section 17j-1(a)(7) of the Act and shall be deemed to include any officer of MCA, any person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities, any portfolio manager, or any research analyst.

II.  CODE OF ETHICS

     A. GENERAL STATEMENT

     MCA seeks to foster a reputation for integrity and professionalism. Its reputation is a vital business asset. The confidence and trust placed in MCA by investors in mutual funds and clients with accounts advised by MCA is something that is highly valued and must be protected. MCA owes a fiduciary duty to its advisory clients, and the fundamental principle of MCA is that at all times the interests of its Clients come first.

     The Act and its related rules make it illegal for any person covered by the Code, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by the Trust to:

          1.   employ any device, scheme, or artifice to defraud the Trust;

          2. make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading or in any way mislead the Trust regarding a material fact;

          3. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or

          4.   engage in any manipulative practice with respect to the Trust.


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          The restrictions on personal securities transactions contained in this
          Code are intended to help MCA and the Funds monitor for compliance with these prohibitions.

          Additionally, the federal securities laws require that investment companies and investment advisers maintain a record of every transaction in any Covered Security and Reportable Fund in which an Access Person acquires any direct or indirect beneficial interest or ownership, except any transaction in an account in which the Access Person has no direct or indirect control or influence.

          To attempt to ensure that each Person Subject to this Code satisfies this Code and these record keeping obligations, MCA and the Trusts have developed the following rules relating to personal securities trading, outside employment, personal investments with external investment managers and confidentiality.

          The Chief Compliance Officer has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, waivers are expected to be granted only in rare instances and some provisions of the Code that are mandated by the Act or the Advisers Act cannot be waived.

          All Access Persons are expected to comply with the spirit of the Code as well as the specific rules contained in the Code.

          Any violations of the Code must be reported promptly to the Chief Compliance Officer.

     B. COMPLIANCE WITH FEDERAL SECURITIES LAWS

     More generally, Employees and Access Persons are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include:

          1.   the Securities Act of 1933;

          2.   the Exchange Act;

          3.   the Sarbanes-Oxley Act of 2002;

          4.   the Advisers Act;

          5.   the Act;

          6. Title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client nonpublic information); and

          7. the Bank Secrecy Act, as it applies to mutual funds and investment advisers


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               Employees and Access Persons are also required to comply with the applicable rules created under these laws, including those adopted by the Securities and Exchange Commission, Financial Industry Regulatory Authority, Inc. and U.S. Treasury Department.

     C. RESTRICTIONS ON TRADING

          No trading activity by an Access Person in any security in which an Access Person has any beneficial interest or ownership which is also the subject of a Client portfolio purchase or sale shall disadvantage or appear to disadvantage such Client transaction. Further, the following specific restrictions apply to all trading activity for Advisory Persons:

               1. Any transaction in a security in anticipation of client orders ("front running") is prohibited;

               2. Any transaction in a security which the Advisory Person knows or has reason to believe is being purchased or sold or considered for purchase or sale by any Client advised by MCA is prohibited until the transaction has been completed or consideration of such transaction has been abandoned;

               3. Any order for the same security for a Client that has not been fully executed;

               4. Any transaction in a security within five business days after any Client advised by MCA has traded in that security is prohibited, with the exception of:

                         (a) Purchases or sales of 1,000 shares or less in a public company whose market capitalization is greater than $5 billion at the time of the purchase or sale; or,

                         (b) Purchases or sales of 10,000 shares or less in a public company whose market capitalization is less than $1 billion at the time of the purchase or sale; or,

                         (c) Purchases or sales of 1,000 shares or less of a broad-based Exchange Traded Fund ("ETF").(3)

               5. Any profits realized from the purchase and sale, or sale and purchase, of the same Reportable Fund within sixty (60) calendar days is prohibited(4), however, the Chief Compliance Officer may waive these requirements in his or her discretion in the event of extraordinary circumstance;

               6. Any transaction involving options, single stock futures, or other derivatives relating to any security which is held by any investment company advised by MCA that appears to evade the restrictions of the Code is prohibited; and,

               7. Any acquisition of an equity security in an initial public offering is prohibited.

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(3)  The Compliance Department will be responsible for determining whether an
     ETF is considered broad-based.

(4)  Such profits shall be disgorged to the United Way of Dane County.


                                       -5-

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          No portfolio manager of a Fund shall buy or sell a security within at least seven calendar days before and after the Fund he or she manages trades in that security.

          Additionally, no Employee or Access Person shall knowingly sell to or purchase from the Funds or the Trust any security or other property, except securities issued by the Funds.

     D.   PERSONAL INVESTMENTS WITH EXTERNAL MONEY MANAGERS.

          All investments in which an Advisory Person has any beneficial interest or ownership placed with external investment managers (including interests in limited partnerships or trust vehicles, managed accounts, variable annuities or foreign entities) or in any account in which an Advisory Person has discretion must be approved in writing by the Chief Compliance Officer, or person to whom she or he may delegate, prior to the commitment of initial capital. Such notification and approval can be communicated and recorded by processing the pre-approval through the Personal Transaction Assistant ("PTA") system.

          Additionally, Investment Personnel must obtain approval prior to investing or acquiring a beneficial ownership interest in a Limited Offering, whether directly or indirectly. The Investment Personnel must use the PTA system to notify the Chief Compliance Officer prior to acquiring ownership. The Chief Compliance Officer, or persons to whom she may delegate, will signify the reasons supporting approval of the investment in the PTA system. The Investment Personnel cannot acquire the Limited Offering without a positive pre-clearance through the PTA system.

          The Compliance Department will maintain a list of investment managers used by MCA and a list of investment managers used by Advisory Persons.

          If an Advisory Person has been notified that an investment manager is used by MCA, an Advisory Person must notify the Compliance Department and the Head of the Alternative Investments of any material withdrawal of their investment with such investment manager at least two working days prior to an Advisory Person submitting any notice of such withdrawal. To avoid a conflict of interest or the appearance of any conflict, an Advisory Person should also note the reason for the withdrawal if it relates to the investment manager's performance, organization or perceived ability to execute their trading strategy.

     E.   PROCEDURES TO IMPLEMENT TRADING RESTRICTIONS AND REPORTING
          OBLIGATIONS.

               1. PRIOR APPROVAL OF PURCHASES AND SALES BY ADVISORY PERSONS. No Advisory Person shall purchase or sell, directly or indirectly, any Covered Security, with the exception of Reportable Funds, without a positive pre-clearance from the PTA system. Futures and options on currency, futures and options on broad based indices(5), options on futures, and those securities exempted in Section II. C. 4 (a), (b), or
                    (c) above, although

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(5)  Indices designated by the Compliance Department as broad-based, such as
     SPDRs, WEBs, DIAMONDs, or QQQQ are exempt from trading restrictions. Options on indices that are not designated as broad-based are subject to the pre-clearance, five-day blackout, prohibited transaction, and reporting provisions of the Code.


                                       -6-

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               exempted from trading restrictions, must still be pre-cleared in the PTA system. The Chief Compliance Officer or delegate may condition such approval as he or she deems advisable. Unless otherwise determined by the Chief Compliance Officer or delegate, all approvals expire at the end of the same trading day as pre-cleared.

               Such prior approval will be automatically revoked if the Advisory Person discovers that the information provided at the time the proposed transaction was approved is no longer accurate.

               Independent Trustees are exempt from the requirements of this Section E.1.

          2. REPORTABLE FUND TRANSACTIONS. Reportable Fund transactions effected pursuant to an automatic investment plan, or in any account over which the Access Person has no direct or indirect influence or control, do not need to be reported. Changes in allocations of funds connected to an automatic investment plan are considered volitional transactions and need to be reported.

          3. MONITORING OF TRADES. All transactions in Covered Securities are to be reported to MCA's Compliance Department via confirmation transaction statements from the Advisory Person's bank or brokerage firm.

          4. CANCELLATION OF TRADES. Any transaction for an account of an Access Person is subject to cancellation or reversal if it is determined by the Chief Compliance Officer that the transaction is or was in conflict with or appeared to be in conflict with any Client transaction or any of the trading restrictions of this Code. Cancellations or reversals of transactions may be required after an extended period past the settlement date.

               Client transactions include transactions for any investment company managed by MCA, any other advisory clients or any other accounts managed or advised by Employees for a fee. The determination that a transaction of an Access Person may conflict with a Client transaction will be subjective and individualized and may include questions about timely and adequate dissemination of information, availability of bids and offers, as well as many other factors deemed pertinent for that transaction or series of transactions. It is possible that a cancellation or reversal of a transaction could be costly to an Access Person or his/her family. Therefore, great care is required to adhere to the trading restrictions and avoid conflicts or the appearance of conflicts.

          5. REPORTING SECURITIES TRANSACTIONS. Because the obligations to maintain records of Access Persons' personal securities transactions is broader than the type of transactions discussed above in this Section, all Access Persons have the following additional reporting obligations. This report must be submitted within thirty (30) days after the end of each calendar quarter and include: the title and exchange ticker symbol or CUSIP number, price, number of shares and principal amount of each Covered Security involved, the date and nature of the transaction (i.e. buy/sell), the name of the broker or bank used, if any, interest rate and maturity, if applicable, and the date on which the report is submitted.


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               Independent Trustees must report a personal securities
               transaction only if such Trustee, at the time of the transaction, knew or, in the ordinary course of fulfilling his or her official duties as Fund trustee, should have known that during the 15-day period immediately preceding or subsequent to the date of the transaction by the Trustee, such security was purchased or sold by a Fund or was being considered for purchase or sale by the Fund. Independent Trustees must report securities transactions meeting these requirements within thirty (30) days after the end of each calendar quarter.

          6. INITIAL AND ANNUAL REPORTING REQUIREMENTS. Each Access Person shall initially disclose in writing to the Compliance Department within ten (10) business days of becoming an Access Person, and annually thereafter within forty-five (45) calendar days after each calendar year-end, the title and exchange ticker or CUSIP number, type of security, number of shares and principal amount of all Covered Securities and Reportable Funds beneficially owned by such Access Person. The report shall include the date the Access Person submits the report, whether it is the date of becoming an Access Person or as of the preceding December 31 for annual reporting, and the name of the broker or bank with whom the Access Person maintains an account in which he or she has beneficial ownership of ANY security.

               An Access Person need not make an Initial or Annual Report for Covered Securities held in any account over which the Access Person has no direct or indirect influence or control.

               Independent Trustees who would need to make an initial or annual holdings report due solely by reason of being a Fund trustee need not make initial or annual holdings report.

     F.   SUPERVISION OF CHIEF COMPLIANCE OFFICER

     As an Employee and an officer of the Funds, the Chief Compliance Officer is subject to this Code. Accordingly, to avoid conflicts of interest, the Chief Compliance Officer's compliance with this Code shall be monitored and reviewed by MCA's Chief Operating Officer.

     G.   CONFIDENTIALITY & OBLIGATIONS OF EMPLOYEES

          During the period of employment, an Employee may have access to certain "confidential information" concerning MCA and its Clients. This information is a valuable asset and the sole property of MCA and may not be misappropriated and used outside of MCA by an Employee or former Employee. "Confidential Information", defined as all information not publicly available about the business of MCA, may include, but is not limited to, Client and prospect names and records, research, trading and portfolio information and systems, information concerning externally managed entities or accounts which have been considered or made on behalf of fee paying clients, and the financial records of MCA and/or its Employees. In order to protect the interests of MCA, an Employee or ex-Employee shall not, without the express written consent of


                                       -8-

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        MCA's President, disclose directly or indirectly confidential information to anyone outside of MCA. An Employee should be extremely careful to avoid inadvertent disclosures and to exercise maximum effort to keep confidential information confidential. Any questions concerning the confidentiality of information should be directed to the Chief Compliance Officer or the CUNA Mutual Group's Office of General Counsel. An abuse of this policy of confidentiality could subject an Employee to immediate disciplinary action that may include dismissal from MCA.

     H. OUTSIDE EMPLOYMENT, ASSOCIATIONS AND BUSINESS ACTIVITIES

          1. OUTSIDE EMPLOYMENT AND ASSOCIATIONS. It is CUNA Mutual Group's policy not to permit Employees to hold outside positions of authority, including that of being an officer, partner, director/trustee or employee of another business entity, other than an entity within CUNA Mutual Group, the Trusts or not-for-profit organizations. Any exception to this policy must be approved in writing by MCA 's President (or other person as he may delegate) and a copy of such approval shall be provided by the Employee to the Chief Compliance Officer. Under no circumstance may an Employee represent or suggest that either MCA or the Trusts have approved or recommended the business activities of the outside organization or any person associated with it.

          2. OUTSIDE BUSINESS ACTIVITIES. To further avoid actual or potential conflicts of interest and to maintain impartial investment advice, and equally important, the appearance of impartial investment advice, each Employee must disclose in writing to the Chief Compliance Officer any special relationships and/or investments or business activities that they or their families have which could influence the investment activities of MCA or the Trusts. If an Employee has any questions about any activities and the need for disclosure, the Employee should be cautious and direct any questions to the Chief Compliance Officer.

     I. GIFTS

        It is MCA's policy to prohibit Asset Management Employees from accepting any gift or any other thing of more than de minimis value from any person or entity that does business with or on behalf of any Fund or MCA. No gifts from such a person or entity may be received at an Employee's residence.

     J. CERTIFICATION OF COMPLIANCE BY ACCESS PERSONS.

        MCA shall distribute the Code to each Employee upon inception of employment and whenever the Code is amended, but no less frequently than annually. Each Access Person is required to certify in writing annually that (i) he or she has read and understands the Code, (ii) recognizes that he or she is subject to the Code, and (iii) he or she has disclosed or reported all Personal Securities Transactions required to be disclosed or reported under the Code.

        Each Access Person who has not engaged in any personal securities transactions during the preceding year for which a report was required to be filed pursuant to the Code shall include a certification to that effect in his or her annual certification.

     K. ANNUAL REPORT TO THE TRUST'S BOARD OF TRUSTEES.


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

     The Chief Compliance Officer shall prepare an annual report to the Board of Trustees of the Trusts that:

          1. summarizes existing procedures concerning personal investing and any changes in those procedures during the past year;

          2. describes issues that arose during the previous year under the Code or procedures concerning personal investing, including but not limited to information about material violations of the Code and sanctions imposed;

          3. certifies to the board that each of the Trusts and MCA has adopted procedures reasonably necessary to prevent its Employees and Access Persons from violating the Code; and

          4. identifies any recommended changes in existing restrictions or procedures based upon experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

III. POLICY STATEMENT ON INSIDER TRADING

A.   BACKGROUND

     Trading securities while in possession of material, nonpublic information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The Securities and Exchange Commission can recover the profits gained or losses avoided through the violative trading, obtain a penalty of up to three times the illicit windfall and issue an order permanently barring you from the securities industry. Finally, an Employee may be sued by investors seeking to recover damages for insider trading violations.

     Regardless of whether a government inquiry occurs, MCA and the Trusts view seriously any violation of this Policy Statement. Such violations constitute grounds for disciplinary sanctions, including dismissal. The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. Any questions relating to the Policy Statement should be directed to the CUNA Mutual Group's Office of General Counsel or the Chief Compliance Officer.

     CUNA Mutual Group's Office of General Counsel or the Chief Compliance Officer must be informed immediately if an Employee has any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

B.   POLICY STATEMENT ON INSIDER TRADING

     No person to whom this Policy Statement applies may trade, either personally or on behalf of others (such as Clients), while in possession of material, nonpublic information; nor may such persons communicate material, nonpublic information to others in violation of the law. This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy


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

     Statement applies to securities trading and information handling by all Access Persons (including their spouses, minor children and adult members of their households).

     The section below reviews principles important to this Policy Statement.

          1.   WHAT IS MATERIAL INFORMATION?

               Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company's securities. No simple "bright line" test exists to determine when information is material; assessments of materiality involve a highly fact specific inquiry. For this reason, Access Persons should direct any questions about whether information is material to CUNA Mutual Group's Office of General Counsel or the Chief Compliance Officer.

               Material information often relates to a company's results and operations including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

               Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material.

          2.   WHAT IS NONPUBLIC INFORMATION?

               Information is "nonpublic" until it has been disseminated broadly to investors in the marketplace.

               Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones "tape" or the WALL STREET JOURNAL or some other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

          3.   IDENTIFYING INSIDE INFORMATION

               Before an Access Person executes any trade for him or herself or others, including Clients, the Access Person must determine whether he or she has access to material, nonpublic information. If the Access Person thinks that he or she might have access to material, nonpublic information, he or she should take the following steps:

                    i. Immediately alert the Chief Compliance Officer to restrict trading in the security by placing the security on the restricted list maintained by the Chief Compliance Officer. In her absence, contact the CUNA Mutual Group Office of General Counsel.


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

                    ii. Report the information and proposed trade immediately to CUNA Mutual Group's Office of General Counsel or the Chief Compliance Officer.

                    iii. Do not purchase or sell the securities on behalf of him or herself or others, including Clients.

                    iv. Do not communicate the information inside or outside MCA other than to the above individuals.

               After the above individuals have reviewed the issue, MCA will determine whether the information is material and nonpublic and, if so, what action MCA should take.

          4.   CONTACTS WITH PUBLIC COMPANIES

               For MCA, contacts with public companies represent an important part of our research efforts. MCA may make investment decisions on the basis of MCA's conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an Access Person becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, MCA must make a judgment as to its further conduct. To protect oneself, Clients and MCA, an Access Person should contact CUNA Mutual Group's Office of General Counsel or the Chief Compliance Officer immediately if he or she believes that they may have received material, nonpublic information.

          5.   TENDER OFFERS

               Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Employees should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

     C.   PROCEDURES TO IMPLEMENT THE POLICY STATEMENT ON INSIDER TRADING

               1. PERSONAL SECURITIES TRADING

               The restrictions on Employee trading and procedures to implement those restrictions and MCA's reporting obligations, which are set forth in Section II above, constitute the same procedures to implement this Policy Statement. Review those procedures carefully and direct any questions about their scope or applicability to the Chief Compliance Officer.

               2. RESTRICTIONS ON DISCLOSURES

               Employees shall not disclose any nonpublic information (whether or not it is material) relating to MCA or its securities transactions to any person outside MCA (unless such disclosure has been authorized by the Chief Compliance Officer). Material, nonpublic information may not be communicated to anyone, including persons within MCA, except as provided in Section III(B)(3) above. Such information must be secured. For example, access to files containing material, nonpublic information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private.

IV.  RETENTION OF RECORDS

The Chief Compliance Officer, or other person as she may designate, will maintain the records listed below for a period of five years. The first two years of such records shall be maintained at MCA's principal place of business in an easily accessible place:

     1.   a list of all persons subject to the Code during that period;

     2. receipts signed by all persons subject to the Code acknowledging receipt of copies of the Code and acknowledging that they are subject to it;

     3. a copy of each Code of Ethics that has been in effect at any time during the period;

     4. a copy of each report filed pursuant to the Code and a record of any known violations and actions taken as a result thereof during the period as well as a record of all persons responsible for reviewing these reports.

          ACKNOWLEDGMENT OF RECEIPT OF CODE OF ETHICS AND STATEMENT ON
                                 INSIDER TRADING
                               FOR ACCESS PERSONS

CODE OF ETHICS. MEMBERS Capital Advisors, Inc. ("MCA"), MEMBERS Mutual Funds and Ultra Series Fund, including any series of shares of beneficial interest of the Trust (each, a "Fund"), have adopted a written Code of Ethics and Statement on Insider Trading (the "Code") to avoid potential conflicts of interest by MCA personnel and to govern the use and handling of material non-public information. A copy of the Code is attached to this acknowledgement. As a condition of your continued employment with CUNA Mutual Group and/or the retention of your position, if any, as an officer of MCA or the Trust, you are required to read, understand and abide by the Code.

COMPLIANCE PROGRAM. The Code requires that all personnel furnish to the Chief Compliance Officer information regarding any investment account in which you have a "beneficial interest." You are also required to furnish to the Chief Compliance Officer copies of documents showing all purchases or sales of securities in any such account, or which are effected by you or for your benefit, or the benefit of any member of your household. Additionally, you are required to furnish a report of your personal securities holdings within ten days of commencement of your employment with MCA and annually thereafter. These requirements apply to any investment account, such as an account at a brokerage house, trust account at a bank, custodial account or similar types of accounts. This compliance program also requires that you report any contact with any securities issuer, government or its personnel, or others that, in the usual course of business, might involve material nonpublic financial information. The Code requires that you bring to the attention of CUNA Mutual Group's Office of General Counsel or the Chief Compliance Officer any information you receive from any source which might be material nonpublic information.

Any questions concerning the Code should be directed to the Chief Compliance Officer. Any terms not defined herein have the meaning given to them in the Code.

I affirm that I have read and understand the Code. I agree to the terms and conditions set forth in the Code.


-------------------------------------   ----------------
Signature                               Date

                          ACKNOWLEDGEMENT OF RECEIPT OF
                 CODE OF ETHICS AND STATEMENT ON INSIDER TRADING
                            FOR INDEPENDENT TRUSTEES

MEMEBERS Capital Advisors, Inc. MEMBERS Mutual Funds, and Ultra Series Funds, including any series of shares of beneficial interest of the Trust (each, a "Fund"), has adopted a written Code of Ethics (the "Code") to avoid any conflicts of interest. A copy of the Code is attached to this acknowledgement. As a condition of the retention of your position as a Fund Trustee, you are required to read, understand, and abide by this Code.

Any questions concerning the Code should be directed to the Chief Compliance Officer. Any terms not defined herein have the meaning given to them in the Code.

I affirm that I have read and understand the Code. I agree to the terms and conditions set forth in the Code.


-------------------------------------   ----------------
Signature                               Date

                        ANNUAL AFFIRMATION OF COMPLIANCE
                               FOR ACCESS PERSONS

I affirm that:

     1. I have again read and, during the past year to the best of my knowledge, have complied with the Code of Ethics and Statement of Insider Trading (the "Code").

     2. I have provided to the Chief Compliance Officer the names and addresses of each investment account that I have with any firm, including, but not limited to, broker-dealers, banks and others.

     3. I have provided to the Chief Compliance Officer copies of reports showing each and every transaction in any security in which I have a beneficial interest, as defined in the Code, during the most recently ended calendar year or during the most recent calendar year there were no transactions in any security in which I had a beneficial interest required to be reported pursuant to the Code.

     4. I have provided to the Chief Compliance Officer a report of my personal securities holdings as of the end of the most recent calendar year, including all required information for each security in which I have any direct or indirect beneficial ownership.


-------------------------------------   ----------------
Signature                               Date

                                   APPENDIX A
                         EXAMPLES OF BENEFICIAL INTEREST

For purposes of the Code, you will be deemed to have a beneficial interest in a security if you have the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security. Examples of beneficial ownership under this definition include:

- securities you own, no matter how they are registered, and including securities held for you by others (for example, by a custodian or broker, or by a relative, executor or administrator) or that you have pledged to another (as security for a loan, for example);

- securities held by a trust of which you are a beneficiary (except that, if your interest is a remainder interest and you do not have or participate in investment control of trust assets, you will not be deemed to have a beneficial interest in securities held by the trust);

- securities held by you as trustee or co-trustee, where either you or any member of your immediate family (i.e., spouse, children or descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as blood relationship) has a beneficial interest (using these rules) in the trust;

- securities held by a trust of which you are the settlor, if you have the power to revoke the trust without obtaining the consent of all the beneficiaries and have or participate in investment control;

- securities held by any partnership in which you are a general partner, to the extent of your interest in partnership capital or profits;

- securities held by a personal holding company controlled by you alone or jointly with others;

- securities held by (i) your spouse, unless legally separated, or you and your spouse jointly, or (ii) your minor children or any immediate family member of you or your spouse (including an adult relative), directly or through a trust, who is sharing your home, even if the securities were not received from you and the income from the securities is not actually used for the maintenance of your household; or

- securities you have the right to acquire (for example, through the exercise of a derivative security), even if the right is not presently exercisable, or securities as to which, through any other type of arrangement, you obtain benefits substantially equivalent to those of ownership.

You will NOT be deemed to have beneficial ownership of securities in the following situations:

- securities held by a limited partnership in which you do not have a controlling interest and do not have or share investment control over the partnership's portfolio; and

- securities held by a foundation of which you are a trustee and donor, provided that the beneficiaries are exclusively charitable and you have no right to revoke the gift.

These examples are not exclusive. There are other circumstances in which you may be deemed to have a beneficial interest in a security. Any questions about whether you have a beneficial interest should be directed to CUNA Mutual Group's Office of General Counsel or the Chief Compliance Officer.